UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2025

Culp, Inc.

(Exact name of Registrant as Specified in Its Charter)

North Carolina	1-12597	56-1001967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. English Rd 5th Floor
High Point, North Carolina		27262
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 336 889-5161

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.05 per share	CULP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2025, Culp, Inc., a North Carolina corporation (the “Company”), entered into a Cooperation Agreement (the “Cooperation Agreement”) with 22NW Fund, LP, 22NW, LP, 22NW Fund GP, LLC, 22NW GP, Inc., Mr. Aron R. English, Mr. Bryson O. Hirai-Hadley and Mr. Alexander B. Jones (each, an “Investor” and collectively, the “Investor Group”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Cooperation Agreement.

Pursuant to the Cooperation Agreement, among other terms, (i) the Company will renominate Mr. Jones to stand for election to the Board of Directors of the Company (the “Board”) at the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”), (ii) the Company will nominate Douglas Collier and Lynn Heatherton (the “New Directors” and together with Mr. Jones, the “Investor Group Designees”) to stand for election to the Board at the 2025 Annual Meeting and the 2026 Annual Meeting, (iii) the Company will establish a strategy committee of the Board, and (iv) the Company agrees that the number of authorized directors on the Board will not exceed eight (8) directors effective as of the 2025 Annual Meeting and seven (7) directors effective as of the 2026 Annual Meeting and thereafter will not be further increased prior to the termination date of the Cooperation Agreement, in each case without the Investor Group’s prior written consent.

The Investor Group has agreed to certain standstill provisions with respect to its actions with regard to the Company for the duration of the Standstill Period, which commenced on the effective date of the Cooperation Agreement and will end on the date that is the earlier of (i) thirty (30) calendar days prior to the expiration of the advance notice period for the submission by shareholders of director nominations (as set forth in the advance notice provisions of the Company’s bylaws, as amended) for consideration at the Company’s 2027 Annual Meeting of Shareholders and (ii) one hundred and twenty (120) calendar days prior to the first anniversary of the 2026 Annual Meeting. During the Standstill Period, the Investors and their affiliates and associates may not have beneficial ownership of more than 15% of the Company’s common stock outstanding or have a net long position in more than 15% of the Company’s common stock outstanding. The standstill provisions also include, among other things, restrictions with respect to nominating or recommending for nomination any persons for election to the Board, making any shareholder proposal to the Company or the Board or any committee thereof, soliciting any proxy or consents to vote securities of the Company in opposition to any recommendation or proposal of the Board and conducting any other referendum (including any “withhold” or similar campaign), except as expressly permitted by the Cooperation Agreement.

Pursuant to the Cooperation Agreement, at each annual and special meeting of shareholders held prior to the expiration of the Standstill Period, the Investors will vote, or cause to be voted, all shares of common stock of the Company beneficially owned by each Investor and their respective affiliates and associates in accordance with the Board’s recommendations, subject to certain exceptions relating to extraordinary transactions and the recommendations of an independent proxy advisory firm as set forth in the Cooperation Agreement.

The Cooperation Agreement also contains certain customary confidentiality, non-disparagement, and other undertakings by the Investor Group and the Company. The Company agreed to reimburse the Investor Group for its reasonable and documented out of pocket fees and expenses in connection with its involvement at the Company in an amount not to exceed $50,000 in the aggregate.

The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text of the Cooperation Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

A copy of the press release issued by the Company on June 9, 2025, announcing the execution of the Cooperation Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information in this Item 7.01 of Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such filing.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Cooperation Agreement, effective as of June 6, 2025, between Culp, Inc. and certain investors specified therein.

99.1	Press Release dated June 9, 2025, of Culp, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 10, 2025	By:	/s/ Justin M. Grow
Justin M. Grow Vice President, General Counsel & Secretary